Exhibit (a)(5)(C)

Autokiniton US Holdings Extends Cash Tender Offer for All Outstanding Shares of Tower International

NEW BOSTON, Mich. September 20, 2019 – Autokiniton US Holdings, Inc. (“Parent”) today announced that Tiger Merger Sub, Inc. (the “Offeror”), a wholly owned subsidiary of Parent, has extended the offering period of its previously announced cash tender offer to purchase all of the outstanding shares of common stock of Tower International, Inc. (NYSE: TOWR) (“Tower”). The tender offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 12, 2019, by and among the Offeror, Parent and Tower (as it may be amended from time to time, the “Merger Agreement”). The tender offer is now scheduled to expire at 5:00 p.m., New York City time, on September 27, 2019, unless extended or earlier terminated, in either case pursuant to the terms of the Merger Agreement. The tender offer, which was previously scheduled to expire at 5:00 p.m., New York City time, on September 25, 2019, was extended to allow additional time for the satisfaction of the conditions to the tender offer.

Broadridge Corporate Issuer Solutions, Inc., the depositary for the tender offer, has advised Parent that as of 5:00 p.m., New York City time, on September 19, 2019, the last business day prior to the announcement of the extension of the tender offer, 2,743,412 shares of Tower’s common stock, representing approximately 13.3% of the outstanding shares of Tower’s common stock, have been validly tendered pursuant to the tender offer and not properly withdrawn, and no Shares have been tendered pursuant to guaranteed delivery procedures. Shareholders who have already tendered their shares of Tower’s common stock do not have to re-tender their shares or take any other action as a result of the extension of the expiration date of the tender offer.

Completion of the tender offer remains subject to the conditions described in the tender offer statement on Schedule TO filed by the Offeror, Parent and KPS Investors IV, Ltd., the ultimate general partner of the ultimate parent of Parent, with the U.S. Securities and Exchange Commission (the “SEC”) on August 15, 2019, as amended (the “Schedule TO”). The tender offer will continue to be extended until all conditions are satisfied or waived, or until the tender offer is terminated, in either case pursuant to the terms of the Merger Agreement and as described in the Schedule TO.

Innisfree M&A Incorporated is acting as information agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to Innisfree M&A Incorporated by telephone, toll-free at (888) 750-5834 for shareholders, or collect at (212) 750-5833 for banks and brokers.

Additional Information and Where to Find It

This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of common stock of Tower or any other securities. The Offeror, a direct, wholly owned subsidiary of Parent, Parent and KPS Investors IV, Ltd. have filed a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal, and related documents with the SEC and Tower has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. The offer to purchase shares of Tower’s common stock is only being made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO, in each case as amended from time to time. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS OF TOWER ARE URGED TO READ THESE DOCUMENTS, AS FILED AND AS MAY BE AMENDED FROM TIME TO TIME, CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov. In addition, free copies of these documents may be obtained by contacting Innisfree M&A Incorporated, the information agent for the tender offer, toll free at (888) 750-5834 (for shareholders), or collect at (212) 750-5833 (for banks and brokers).

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking information related to Tower, the Offeror, Parent and the proposed acquisition. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. All of the statements in this press release, other than historical facts, are forward-looking statements and are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements in this press release include, among other things, statements with respect to the anticipated timing of the completion of the proposed acquisition and its potential benefits, as well as Parent’s plans, expectations and intentions and projected business, results of operations and financial condition. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements: (1) risks related to the satisfaction of the conditions to closing the proposed acquisition in the anticipated timeframe or at all, including uncertainties as to how many shares of Tower’s common stock will be tendered in the tender offer and the possibility that the acquisition does not close, (2) the possibility that alternative acquisition proposals will be made, (3) the possibility that Tower will terminate the Merger Agreement to enter into an alternative business combination, (4) the possibility that various closing conditions may not be satisfied and required regulatory approvals may not be obtained, (5) the risk of litigation and regulatory actions related to the proposed acquisition, which may delay the proposed acquisition, and (6) risks regarding the failure to obtain the necessary financing to complete the proposed acquisition. Other factors that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are set forth under “Risk Factors” in Tower’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, the Schedule TO and other tender offer documents filed by Parent and its affiliates, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Tower. Tower’s filings with the SEC are available publicly on the SEC’s website at www.sec.gov, or on Tower’s website at https://towerinternational.com/ under the “Investors” section. All such forward-looking statements speak only as of the date they are made. Except as required by law or regulation, Tower undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, circumstances or otherwise.

Parent Contact for Media Relations:

Mark Semer or Daniel Yunger, Kekst CNC, +1 212 521 4800

Information Agent Contact:

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833